CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee[1]

Bear Market PLUS due 2008	$14,100,000	$1,508.70

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $1,508.70 fee with respect to the $14,100,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $32,638.92 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 110 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated October 24, 2006
Rule 424(b)(2)

$14,100,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Bear Market PLUS due January 20, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Performance of a Basket Composed of Three Indices

Unlike ordinary debt securities, the Bear Market PLUS do not pay interest and guarantee only 50% of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of Bear Market PLUS that you hold an amount in cash based inversely on the performance, as determined at maturity, of a basket composed of the S&P 500® Index, the Russell 2000® Index and the MSCI® EAFE® Index, each of which we refer to as a basket index and collectively we refer to as the basket indices.

•	The principal amount and issue price of each Bear Market PLUS is $10.
•	We will not pay interest on the Bear Market PLUS.
•	If at maturity the final basket value is less than or equal to the initial basket value, you will receive for each $10 principal amount of Bear Market PLUS that you hold a payment equal to $10 plus the enhanced downside payment, which is equal to $10 multiplied by 400% of the basket percent decrease, subject to a maximum payment at maturity of $15.20, or 152% of the principal amount of the Bear Market PLUS.
	o	The basket percent decrease will be equal to (i) the initial basket value minus the final basket value divided by (ii) the initial basket value.
•	If at maturity the final basket value is greater than the initial basket value, you will receive for each $10 principal amount of Bear Market PLUS that you hold a payment at maturity equal to $10 less the upside reduction amount, subject to a minimum payment at maturity of $5, or 50% of the principal amount of the Bear Market PLUS.
	o	The upside reduction amount will be equal to $10 multiplied by the basket percent increase. The basket percent increase will be equal to (i) the final basket value minus the initial basket value divided by (ii) the initial basket value.
•	At the initial offering of the Bear Market PLUS, the initial basket value is 10. The fractional value of each of the basket indices included in the basket was determined by a multiplier, as set forth in this pricing supplement, based on the weightings and closing values of each of the basket indices each as determined on October 24, 2006, the day we priced the Bear Market PLUS for initial sale to the public, which we refer to as the pricing date.
•	The final basket value will equal the sum of (i) the final value of the S&P 500 Index times the S&P 500 Index multiplier, (ii) the final value of the Russell 2000 Index times the Russell 2000 Index multiplier and (iii) the final value of the MSCI EAFE Index times the MSCI EAFE Index multiplier. The final values for each of the basket indices will be calculated on January 17, 2008, which we refer to as the valuation date.
•	Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the basket or its component indices.
•	The Bear Market PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Bear Market PLUS is 61748A445.

You should read the more detailed description of the Bear Market PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Bear Market PLUS.”
The Bear Market PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER BEAR MARKET PLUS

	Price to
	Public	Agent’s Commissions(1)	Proceeds to Company

Per Bear Market PLUS	$10	$0.15	$9.85
Total	$14,100,000	$211,500	$13,888,500

(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Bear Market PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Bear Market PLUS, see the section of this pricing supplement called “Description of Bear Market PLUS–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Bear Market PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The Bear Market PLUS have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Bear Market PLUS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The Bear Market PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Bear Market PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the Bear Market PLUS to the public in Hong Kong as the Bear Market PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Bear Market PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Bear Market PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The Bear Market PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the Bear Market PLUS nor make the Bear Market PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the Bear Market PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Bear Market PLUSSM we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The Bear Market PLUS offered are medium-term debt securities of Morgan Stanley. The return on the Bear Market PLUS at maturity is based inversely on the performance, as determined at maturity, of a basket composed of the S&P 500® Index, the Russell 2000® Index and the MSCI® EAFE® Index, each of which we refer to as a basket index and collectively we refer to as the basket indices.

     “Standard &Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Index” are trademarks of Standard & Poor’s Corporation and have been licensed for use by Morgan Stanley. “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. “MSCI®” and “EAFE®” are trademarks of Morgan Stanley Capital International and have been licensed for use by Morgan Stanley. “PLUS” is our service mark.

Each Bear Market PLUS costs $10

We, Morgan Stanley, are offering Bear Market PLUSSM due January 20, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based Inversely on the Performance of a Basket Composed of Three Indices, which we refer to as the Bear Market PLUS. The principal amount and issue price of each Bear Market PLUS is $10.

The original issue price of the Bear Market PLUS includes the agent’s commissions paid with respect to the Bear Market PLUS and the cost of hedging our obligations under the Bear Market PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the Bear Market PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Bear Market PLUS. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Bear Market PLUS—Use of Proceeds and Hedging.”

No interest; only 50% guaranteed return of principal at maturity

Unlike ordinary debt securities, the Bear Market PLUS do not pay interest and guarantee only 50% of the principal at maturity. If the final basket value is greater than the initial basket value, we will pay to you an amount in cash per Bear Market PLUS that is less than the $10 issue price of each Bear Market PLUS by an amount proportionate to the increase in the value of the basket, subject to a minimum payment of $5, or 50% of the principal amount of the Bear Market PLUS. The final basket value will equal the sum of (i) the final value of the S&P 500 Index times the S&P 500 Index multiplier, (ii) the final value of the Russell 2000 Index times the Russell 2000 Index multiplier and (iii) the final value of the MSCI EAFE Index times the MSCI EAFE Index multiplier. The final values for each of the basket indices and the multiplier for each basket index will be calculated on January 17, 2008, which we refer to as the valuation date. The scheduled valuation date may be postponed in the event of a market disruption event as described in “Description of Bear Market PLUS—Valuation Date.”

The basket

We have designed the Bear Market PLUS to provide investors with exposure to the S&P 500 Index, the Russell 2000 Index and the MSCI EAFE Index. The following table sets forth the basket indices, the Bloomberg page for each of the basket indices, the percentage weighting of each basket index within the basket, the initial value of each of the basket indices and the multiplier for each basket index.

		Percentage Weight	Initial Value of
Basket Index	Bloomberg Page	of Basket Value	Basket Index	Multiplier

S&P 500 Index	SPX	50.0%	1,377.38	0.003630080
Russell 2000 Index	RTY	25.0%	762.43	0.003278990
MSCI EAFE Index	MXEA	25.0%	1,940.21	0.001288520

The initial basket value is 10

At the initial offering of the Bear Market PLUS, the basket was weighted as set forth above, and the initial basket value is 10. The fractional value of each of the basket indices included in the basket was determined by a multiplier, based on the weightings and closing values of each of the basket indices each as determined on the pricing date. The multiplier for any basket index will remain constant for the term of the Bear Market PLUS.

Final basket value

The final basket value will equal the sum of (i) the final value of the S&P 500 Index times the S&P 500 Index multiplier, (ii) the final value of the Russell 2000 Index times the Russell 2000 Index multiplier and (iii) the final value of the MSCI EAFE Index times the MSCI EAFE Index multiplier. The final values for each of the basket indices will be calculated on the valuation date.

Because the performance of the basket indices may not be correlated, negative performance by any one or more of the basket indices could wholly offset positive performance by other basket indices.

Payment at maturity

At maturity, you will receive for each $10 principal amount of Bear Market PLUS that you hold an amount in cash based inversely upon whether the value of the basket has increased or decreased, determined as follows:

•	If the final basket value is less than or equal to the initial basket value, you will receive for each $10 principal amount of Bear Market PLUS that you hold a payment at maturity equal to:

$10 + enhanced downside payment,

subject to a maximum payment at maturity of $15.20, or 152% of the principal amount,

where,

enhanced downside payment = $10 x 400% x basket percent decrease

and

basket percent decrease =	initial basket value - final basket value initial basket value

•	If the final basket value is greater than the initial basket value, you will receive for each $10 principal amount of Bear Market PLUS that you hold a payment at maturity equal to:

$10 - upside reduction amount,

where,

upside reduction amount = $10 x basket percent increase,

and,

basket percent decrease =	final basket value - initial basket value initial basket value

Under no circumstances will the Bear Market PLUS pay less than the minimum payment at maturity of $5 per Bear Market PLUS.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Bear Market PLUS at Maturity,” which illustrates the performance of the Bear Market PLUS at maturity over a range of hypothetical percentage changes in the basket. The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket indices for each calendar quarter in the period from January 1, 2001 through October 24, 2006, and a graph of the hypothetical historical performance of the basket for the period from January 1, 2001 through October 24, 2006 (assuming that each of the basket indices is weighted in the basket as described above) in this pricing supplement under “Description of Bear Market PLUS—Historical Information” and “—Historical Graph.” The payment of dividends on the stocks that underlie the basket indices are not reflected in the levels of the basket indices and, therefore, has no effect on the calculation of the payment at maturity.

Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the basket or its component indices.

Postponement of maturity date

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day, the maturity date of the Bear Market PLUS will be postponed until the second scheduled trading day following the valuation date as postponed. See the section of this pricing supplement called “Description of Bear Market PLUS—Maturity Date.”

Your return on the Bear Market PLUS is limited by the maximum payment at maturity

The return investors realize on the Bear Market PLUS is limited by the maximum payment at maturity. The maximum payment at maturity of each Bear Market PLUS is $15.20, or 152% of the principal amount of Bear Market PLUS. Although the leverage factor provides 400% exposure to any decrease in value of the basket at maturity, because the payment at maturity will be limited to 152% of the principal amount of the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value decreases below 87% of the initial basket value. See “Hypothetical Payouts on the Bear Market PLUS at Maturity” on PS-8.

S&P 500 Index

The S&P 500 Index was developed by Standard & Poor’s Corporation, which we refer to as S&P, and is calculated, maintained and published by S&P. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. For further information regarding the S&P 500 Index, see “Description of Bear Market PLUS—The S&P 500 Index.”

Russell 2000 Index

The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index. For further information regarding the Russell 2000 Index, see “Description of Bear Market PLUS—The Russell 2000 Index.”

MSCI EAFE Index

The MSCI EAFE Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., or MSCI, a majority-owned subsidiary of Morgan Stanley, and is comprised of the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand. For further information regarding the MSCI EAFE Index and currency exchange rate risk, see “Risk Factors—The Bear Market PLUS are subject to currency exchange risk” and “Description of Bear Market PLUS—The MSCI EAFE Index.”

You may revoke your offer to purchase the Bear Market PLUS prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the Bear Market PLUS. You may revoke your offer to purchase the Bear Market PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Bear Market PLUS prior to their issuance. In the event of any material changes to the terms of the Bear Market PLUS, we will notify you.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes. As calculation agent, MS & Co. has determined the initial basket value and will determine the final basket value, the percentage increase or decrease in the basket, the payment to you at maturity and whether a market disruption event has occurred.

MSCI is our subsidiary

MSCI publishes the MSCI EAFE Index and is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the design and maintenance of the MSCI EAFE Index, including decisions regarding the calculation of the MSCI EAFE Index, such as the addition and deletion of component stocks and other methodological modifications of the MSCI EAFE Index. The actions and judgments of MSCI may affect the value of the MSCI EAFE Index and, consequently, the value of the Bear Market PLUS. The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

Where you can find more information on the Bear Market PLUS

The Bear Market PLUS are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the Bear Market PLUS, you should read the “Description of Bear Market PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in the Bear Market PLUS in the section called “Risk Factors.” The tax treatment of investments in index-linked notes such as these may differ from that of investments in ordinary debt securities. Please read the discussion under "Description of Bear Market PLUS -- United States Federal Income Taxation" in this pricing supplement concerning the U.S. federal tax consequences of investing in the Bear Market PLUS. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Bear Market PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776 / (914) 225-7000).

HYPOTHETICAL PAYOUTS ON THE BEAR MARKET PLUS AT MATURITY

     For each Bear Market PLUS, the following graph illustrates the payment at maturity on the Bear Market PLUS for a range of hypothetical percentage changes in the basket. The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum and minimum payments at maturity. The graph is based on the following terms:

  Issue Price per Bear Market PLUS: $10

  Initial Basket Value: 10

  Leverage Factor: 400%

  Maximum Payment at Maturity: $15.20 (152% of the Issue Price)

  Minimum Payment at Maturity: $5 (50% of the Issue Price)

     Where the final basket value is less than or equal to the initial basket value, the payment at maturity on the Bear Market PLUS reflected in the graph below is greater than or equal to the $10 principal amount per Bear Market PLUS, but in all cases is subject to the maximum payment at maturity. Where the final basket value is greater than the initial basket value, the payment at maturity on the Bear Market PLUS reflected in the graph below is less than the $10 principal amount per Bear Market PLUS, but in all cases is subject to the minimum payment at maturity.

     In the example below you will realize the maximum payment at maturity at a final basket value of 87% of the initial basket value, or 8.7. The graph does not show every situation that may occur.

RISK FACTORS

     The Bear Market PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Bear Market PLUS do not pay interest and guarantee only 50% of the principal at maturity. The return investors realize on the Bear Market PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the Bear Market PLUS. You should carefully consider whether the Bear Market PLUS are suited to your particular circumstances before you decide to purchase them.

The Bear Market PLUS do not pay interest and guarantee only 50% of principal at maturity

The terms of the Bear Market PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Bear Market PLUS and will guarantee only 50% of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of Bear Market PLUS that you hold an amount in cash based upon the final basket value relative to the initial basket value. If the final basket value is less than or equal to the initial basket value, you will receive an amount in cash equal to $10 plus the enhanced downside payment, subject to a maximum payment at maturity of $15.20, or 152% of the principal amount. If the final basket value is greater than the initial basket value, you will lose money on your investment; you will receive an amount in cash that is less than the $10 principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the basket, subject to a minimum payment at maturity of $5, or 50% of the principal amount of each Bear Market PLUS. See “Hypothetical Payouts on the Bear Market PLUS at Maturity” on PS–8.

Your appreciation potential is limited

The appreciation potential of the Bear Market PLUS is limited by the maximum payment at maturity of $15.20, or 152% of the issue price. Although the leverage factor provides 400% exposure to any decrease in the value of the basket at maturity, because the payment at maturity will be limited to 152% of the principal amount for each Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value decreases below 87% of the initial basket value. See “Hypothetical Payouts on the Bear Market PLUS at Maturity” on PS–8.

The Bear Market PLUS will not be listed; secondary trading may be limited

The Bear Market PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Bear Market PLUS. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the Bear Market PLUS but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your Bear Market PLUS would likely be lower than if an active market existed. If MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Bear Market PLUS.

Market price of the Bear Market PLUS may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including:

  the value of each of the basket indices at any time, and in particular on the valuation date,

  the volatility (frequency and magnitude of changes in value) of each of the basket indices,

  the correlation or lack of correlation among the basket indices,

  interest and yield rates in the market,

  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket indices or stock markets generally and which may affect the final values of the basket indices, the time remaining until the Bear Market PLUS matures, and our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your Bear Market PLUS prior to maturity. For example, you may have to sell your Bear Market PLUS at a substantial discount from the principal amount if at the time of sale the basket is above the initial basket value.

You cannot predict the future performance of the basket or any of the basket indices based on their historical performance. The value of the basket may increase so that you will receive at maturity a payment that is less than the principal amount of the Bear Market PLUS by an amount proportionate to the increase in the value of the basket. In addition, there can be no assurance that the value of the basket will decrease so that you will receive at maturity an amount in excess of the principal amount of the Bear Market PLUS. Nor can there be any assurance that the value of the basket will not decrease below 87% of the initial basket value, in which case you will only receive the maximum payment at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the projected profit included in the cost of hedging our obligations under the Bear Market PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Potential risks of investing in a security linked to foreign shares

The underlying stocks that constitute the MSCI EAFE Index have been issued by companies in various European and Asian countries, Australia and New Zealand. Investments in securities indexed to the value of such foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and generally foreign companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in Europe, Asia, Australia and New Zealand may be affected by political, economic, financial and social factors in such jurisdictions, including changes in a country’s government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from economies in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self- sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments, like the recession experienced in the recent past by the Japanese economy and certain other Asian economies.

The Bear Market PLUS are subject to currency exchange risk because of the inclusion of the MSCI EAFE Index

Because the prices of the component securities of the MSCI EAFE Index are converted into U.S. dollars for purposes of calculating the value of the component country indices and the MSCI EAFE Index, holders of the Bear Market PLUS will be exposed to currency exchange rate risk with respect to each of the countries represented in the MSCI EAFE Index. An investor’s net exposure will depend on the extent to which the currencies of the component country indices strengthen or weaken against the U.S. dollar and the relative weight of each component country index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the MSCI EAFE Index will be adversely affected and the payment at maturity of the Bear Market PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation,

•	existing and expected interest rate levels,

•	the balance of payments, and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Changes in the value of one or more of the basket indices may offset each other

Value movements in the basket indices may not correlate with each other. At a time when the value of one basket index decreases, the value of the other basket indices may not decrease as much, or may increase in value. Therefore, in calculating the basket indices’ final values and the final basket value on the valuation date, decreases in the value of one basket index may be moderated, or wholly offset, by lesser decreases or inclines in the value of other basket indices. Further, because the basket indices are not equally weighted, a percentage change in the S&P 500 Index will have a greater effect on the basket closing value than the same percentage change in either of the other two basket indices.

You can review a table of the historical values and related graphs of each of the basket indices for each calendar quarter in the period from January 1, 2001 through October 24, 2006, and a graph of the hypothetical historical performance of the basket for the period from January 1, 2001 through October 24, 2006 (assuming that each of the basket indices is weighted in the basket as described above) in this pricing supplement under “Description of Bear Market PLUS—Historical Information” and “—Historical Graph.” You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether decreases in the prices of any of the basket indices will be offset by increases in the prices of other basket indices, based on their historical performance. In addition, there can be no assurance that the final basket value will be less than the initial basket value so that you will receive at maturity an amount in excess of the principal amount of the Bear Market PLUS. Nor can there be any assurance that the value of the basket will not decrease below 87% of the initial basket value, in which case you will only receive the maximum payment at maturity.

Adjustments to the basket indices could adversely affect the value of the Bear Market PLUS

The publisher of a basket index can add, delete or substitute the stocks underlying such basket index or make other methodological changes that could change the value of such basket index. Any of these actions could adversely affect the value of the Bear Market PLUS.

The publisher of a basket index may discontinue or suspend calculation or publication of such basket index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket index. MS & Co. could have an economic interest that is different than that of investors in the Bear Market PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the Bear Market PLUS will be an amount based on the closing price on the valuation date of the stocks underlying such basket index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such basket index last in effect prior to discontinuance of the relevant basket index.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the Bear Market PLUS.

MSCI and MS & Co., the calculation agent, are each our subsidiaries. MSCI is responsible for calculating and maintaining the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the MSCI EAFE Index and, consequently, the value of the Bear Market PLUS. The inclusion of a component stock in the MSCI EAFE Index is not an investment recommendation by Morgan Stanley or MSCI of that security.

MS & Co. and MSCI are under no obligation to consider your interests as an investor in the Bear Market PLUS and will not do so. Any such actions or judgments by MSCI or MS & Co. could adversely affect the price of the underlying shares and, consequently, the value of the Bear Market PLUS.

As calculation agent, MS & Co. has determined the initial value and will determine the final value of each basket index, the final basket value, the percentage change in the basket and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a market disruption event, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Bear Market PLUS—Market Disruption Event” and “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

The original issue price of the Bear Market PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Bear Market PLUS. The subsidiaries through which we hedge our obligations under the Bear Market PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the basket indices	Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the basket indices or their component stocks. As an investor in the Bear Market PLUS, you will not have voting rights or rights to receive or obligation to pay dividends or other distributions or any other rights or obligations with respect to the stocks that underlie the basket indices.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Bear Market PLUS

MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the Bear Market PLUS (and to other instruments linked to the basket indices or their component stocks), including taking short positions in futures and options contracts related to the basket indices and trading in the stocks underlying the basket indices as well as in other instruments related to the basket indices. MS & Co. and some of our other subsidiaries also trade the stocks underlying the basket indices and other financial instruments related to the basket indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date of this pricing supplement, could have potentially decreased the initial values of the basket indices and, therefore, the values at which the basket indices must close before you receive a payment at maturity that exceeds the principal amount of the Bear Market PLUS. Additionally, such hedging or trading activities during the term of the Bear Market PLUS could potentially affect the values of the basket indices on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the characterization of the Bear Market PLUS for U.S. federal income tax purposes is uncertain, material U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain

You should also consider the U.S. federal income tax consequences of investing in the Bear Market PLUS. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Bear Market PLUS supersede the discussions contained in the accompanying prospectus supplement. There is no direct legal authority as to the proper tax treatment of the Bear Market PLUS, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Significant aspects of the tax treatment of the Bear Market PLUS are uncertain. Pursuant to the terms of the Bear Market PLUS, you have agreed with us to treat a Bear Market PLUS as a single financial contract, as described in the section of this pricing supplement called “United States Federal Income Taxation—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Bear Market PLUS, the timing and/or character of income or loss with respect to the Bear Market PLUS would differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called “United States Federal Income Taxation.”

If you are a non-U.S. investor, please also read the section of this pricing supplement called “United States Federal Income Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Bear Market PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BEAR MARKET PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Bear Market PLUS” refers to each $10 principal amount of our Bear Market PLUS due January 20, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based Inversely on the Performance of a Basket Composed of Three Indices. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Pricing Date Original Issue Date (Settlement Date) Maturity Date

$14,100,000

October 24, 2006

October 31, 2006

January 20, 2008, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Valuation Date.

If due to a Market Disruption Event with respect to a Basket Index or otherwise, the Valuation Date occurs after January 17, 2008, the Maturity Date will be the second scheduled Trading Day following the Valuation Date as postponed. See “— Valuation Date” below.

Valuation Date

January 17, 2008; provided that if January 17, 2008 is not an Index Business Day or if a Market Disruption Event occurs on such day with respect to any Basket Index, the Valuation Date will be the first Index Business Day occurring immediately after January 17, 2008 during which no Market Disruption Event shall have occurred with respect to any Basket Index.

Issue Price Denominations CUSIP Number Interest Rate Specified Currency Basket Indices

$10 per Bear Market PLUS

$10 and integral multiples thereof

61748A445

None

U.S. dollars

The following table sets forth the Basket Indices, the Bloomberg Page for each of the Basket Indices, the percentage weighting of each Basket Index within the Basket, the Initial Value of each of the Basket Indices and the Multiplier for each Basket Index:

Basket Index	Bloomberg Page	Percentage Weight of Basket Value	Initial Value of Basket Index	Multiplier

S&P 500 Index	SPX	50.0%	1,377.38	0.003630080
Russell 2000 Index	RTY	25.0%	762.43	0.003278990
MSCI EAFE Index	MXEA	25.0%	1,940.21	0.001288520

Basket

The Basket is initially composed of the S&P 500® Index, the Russell 2000® Index and the MSCI® EAFE® Index. On the Pricing Date, the Multiplier for each Basket Index was calculated so that the Basket Index is weighted as indicated above, based on the Basket Index Closing Value for each Basket Index.

Multiplier	The Multiplier for each Basket Index is set forth in the table under “—Basket Indices” above and will remain constant for the term of the Bear Market PLUS.

Payment at Maturity

At maturity, upon delivery of the Bear Market PLUS to the Trustee, we will pay with respect to the $10 principal amount of each Bear Market PLUS an amount in cash equal to (i) if the Final Basket Value is less than or equal to the Initial Basket Value, the lesser of (a) $10 plus the Enhanced Downside Payment and (b) the Maximum Payment at Maturity or (ii) if the Final Basket Value is greater than the Initial Basket Value, the greater of (a) $10 minus the Upside Reduction Amount and (b) the Minimum Payment at Maturity. See “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Bear Market PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Bear Market PLUS to the Trustee for delivery to DTC, as holder of the Bear Market PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity Minimum Payment at Maturity Enhanced Downside Payment	$15.20 per Bear Market PLUS $5 per Bear Market PLUS The product of (i) $10 and (ii) the Leverage Factor and (iii) the Basket Percent Decrease.

Leverage Factor Basket Percent Decrease	400% A fraction, the numerator of which is the Initial Basket Value minus the Final Basket Value and the denominator of which is the Initial Basket Value.

Upside Reduction Amount Basket Percent Increase	$10 multiplied by the Basket Percent Increase. A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Initial Basket Value	10

Final Basket Value

The sum of (i) the S&P 500 Index Closing Value times the S&P 500 Index multiplier, (ii) the Russell 2000 Index Closing Value times the Russell 2000 Index multiplier and (iii) the MSCI EAFE Index Closing Value times the MSCI EAFE Index multiplier, each as determined on the Valuation Date. See “—Valuation Date” above.

Basket Value	The Basket Value on any date equals the sum of the products of each Basket Index Closing Value and its respective Multiplier, each determined as of such date by the Calculation Agent.

S&P 500 Index Closing Value	The closing value of the S&P 500 Index or any Successor Index published at the regular weekday close of trading on any Index Business Day as reported on the applicable Bloomberg Page.

Russell 2000 Index Closing Value	The closing value of the Russell 2000 Index or any Successor Index published at the regular weekday close of trading on any Index Business Day as reported on the applicable Bloomberg Page.

MSCI EAFE Index Closing Value	The closing value of the MSCI EAFE Index or any Successor Index published at the regular weekday close of trading on any Index Business Day as reported on the applicable Bloomberg Page.

Basket Index Closing Values	The S&P 500 Index Closing Value, the Russell 2000 Index Closing Value and the MSCI EAFE Index Closing Value (each a “Basket Index Closing Value”), each as determined on any Index Business Day.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (“NYSE”), the American Stock Exchange LLC (“AMEX”), the Nasdaq National Market, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges and on any exchange on which futures or options contracts related to a Basket Index (or Successor Index) are traded, other than a day on which trading on such exchange is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Market Disruption Event

Market Disruption Event means with respect to any Basket Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of a Basket Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of such Basket Index (or the relevant Successor

Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the relevant Successor Index) for more than two hours of trading or during the one- half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (a)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Bear Market PLUS.

For the purpose of determining whether a Market Disruption Event exists with respect to a Basket Index at any time, if trading in a security included in such Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Basket Index shall be based on a comparison of (x) the portion of the value of such Basket Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to a Basket Index has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on such Basket Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Basket Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to such Basket Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Bloomberg Page

The display page so designated by Bloomberg Financial Markets (“Bloomberg”), as noted under “—Basket Indices” above, or any other display page that may replace that display page on Bloomberg and any successor service thereto. If Bloomberg or any successor service no longer displays the S&P 500 Index Closing Value, the Russell 2000 Index Closing Value or the MSCI EAFE Index Closing Value (each, an “Index Closing Value”), then the Calculation Agent will designate an alternate source of such Index Closing Value, which shall be the publisher of such Basket Index, unless the Calculation Agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to such Basket Index.

Relevant Exchange

Relevant Exchange with respect to any Basket Index means the primary exchange or market of trading for any security (or any combination thereof) then included in such Basket Index or any Successor Index.

Book Entry Note or Certificated Note

Book Entry. The Bear Market PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Bear Market PLUS. Your beneficial interest in the Bear Market PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Bear Market PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities— Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Bear Market PLUS will be rounded to the nearest ten- thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Bear Market PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Bear Market PLUS, including with respect to certain determinations and judgments that the Calculation Agent has made in determining the initial values and must make in determining the final values of the Basket Indices, the percentage change in the Basket, or whether a Market Disruption Event has occurred. See “—Market Disruption Event” above and “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of a Basket Index; Alteration of Method of Calculation

If the publisher of any Basket Index discontinues publication of the relevant Basket Index and such publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index”), then any subsequent Basket Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Index Business Day that any Basket Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Bear Market PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Bear Market PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of any Basket Index discontinues publication of the relevant Basket Index prior to, and such discontinuance is continuing on the Valuation Date, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Basket Index Closing Value for such Basket Index for the Valuation Date. Such Basket Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating such Basket Index Closing Value last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such Basket Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of any Basket Index may adversely affect the value of the Bear Market PLUS.

If at any time the method of calculating any Basket Index or a Successor Index, or the value thereof, is changed in a material respect, or if such Basket Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Basket Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which such Basket Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant Basket Index Closing Value with reference to such Basket Index or such Successor Index, as adjusted. Accordingly, if the method of calculating any Basket Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Basket Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the Bear Market PLUS shall have occurred and be continuing, the amount declared due and payable per Bear Market PLUS upon any acceleration of the Bear Market PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Basket Index Closing Values on the Valuation Date were the Basket Index Closing Values on the date of acceleration.

If the maturity of the Bear Market PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Bear Market PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

S&P 500 Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change ≥ 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent company minus	Yes
Price of Rights
Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co.
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value
New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

The official S&P U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

In this pricing supplement, unless the context requires otherwise, references to the S&P 500 Index will include any Successor Index and references to S&P will include any successor to S&P.

Russell 2000 Index

We have derived all information contained in this pricing supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Frank Russell Company. The Russell 2000 Index was developed by Frank Russell Company and is calculated, maintained and published by Frank Russell Company. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Component Stocks”) domiciled in the U.S. and its territories. All

2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2000 smallest securities that form the Russell 3000® Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index. To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index. The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed- end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Component Stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the “Commission”) corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•	Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•	Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

•	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•	Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

•	“No Replacement” Rule – Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

•

Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.

When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock atthe time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e.,Russell 3000 or Russell 1000), the shares for the acquiring stock were not adjusted until month end.

•	Deleted Stocks – Effective on January 1, 2002, when deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de- listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•	Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

•	Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000 Index. Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000 Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

The MSCI EAFE Index

We have derived all information contained in this pricing supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation

The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float- adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE Index and the Component Country Indices

In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled Index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non- strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re- appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculating and Adjusting for Free Float

The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is Subject to Currency Exchange Risk

Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any Supplemental Redemption Amount. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EAFE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL AVERAGE INDEX VALUE AND THE SUPPLEMENTAL REDEMPTION AMOUNT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the MSCI EAFE Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

Historical Information

The following tables set forth the published high, low and end of quarter closing values for each of the Basket Indices for each calendar quarter from January 1, 2001 to October 24, 2006. The graphs following each Basket Index’s historical value table set forth the historical performance of each respective Basket Index for the periods indicated. The closing values for the S&P 500 Index, the Russell 2000 Index and the MSCI EAFE Index, on October 24, 2006 were 1,377.38, 762.43 and 1,940.21, respectively. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices, the historical price performance of the Basket Indices and the degree of correlation between the price trends of the Basket Indices (or lack thereof) should not be taken as an indication of future performance or trends. We cannot give you any assurance that the Final Basket Value will be less than the Initial Basket Value so that you will receive a payment in excess of the principal amount of the Bear Market PLUS. Nor can we give you any assurance that the value of the Basket will not decrease below 87% of the Initial Basket Value, in which case you will only receive the Maximum Payment at Maturity.

If the Final Basket Value is greater than the Initial Basket Value, you will lose money on your investment.

S&P 500 Index Historical High, Low and Period End Closing Values January 1, 2001 through October 24, 2006

S&P 500 Index	High	Low	Period End

2001
First Quarter	1,373.73	1,117.58	1,160.33
Second Quarter	1,312.83	1,103.25	1,224.42
Third Quarter	1,236.72	965.80	1,040.94
Fourth Quarter	1,170.35	1,038.55	1,148.08
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter (through
October 24, 2006)	1,377.38	1,331.32	1,377.38

Russell 2000 Index Historical High, Low and Period End Closing Values January 1, 2001 through October 24, 2006

Russell 2000 Index	High	Low	Period End

2001
First Quarter	511.66	432.80	450.53
Second Quarter	517.23	425.74	512.80
Third Quarter	498.19	378.89	404.87
Fourth Quarter	493.62	397.60	488.50
2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter (through
October 24, 2006)	769.48	718.35	762.43

MSCI EAFE Index Historical High, Low and Period End Closing Values January 1, 2001 through October 24, 2006

MSCI EAFE Index	High	Low	Period End

2001
First Quarter	1,495.36	1,220.79	1,282.99
Second Quarter	1,386.40	1,248.98	1,261.49
Third Quarter	1,271.95	995.59	1,080.95
Fourth Quarter	1,178.79	1,072.45	1,154.96
2002
First Quarter	1,179.43	1,060.01	1,155.60
Second Quarter	1,190.24	1,073.77	1,123.01
Third Quarter	1,128.11	881.44	897.05
Fourth Quarter	988.28	857.43	952.65
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter (through
October 24, 2006)	1,940.21	1,890.59	1,940.21

Historical Graph

The following graph sets forth the hypothetical historical performance of the Basket (assuming that each of the Basket Indices is weighted as described in “—Basket” above at October 24, 2006). The graph covers the period from January 1, 2001 through October 24, 2006. The graph of the Basket Value reflects the historical prices of the Basket Indices, including the effect of offset and correlation in the movement of these prices. The graph does not attempt to show your expected return on an investment in the Bear Market PLUS. The hypothetical historical performance of the Basket should not be taken as an indication of their future performance.

Hypothetical Historical Basket Performance
January 1, 2001 through October 24, 2006

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries. The original issue price of the Bear Market PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Bear Market PLUS and the cost of hedging our obligations under the Bear Market PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Bear Market PLUS by taking short positions in futures and options contracts relating to the Basket Indices. Such hedging activity could have potentially decreased the values of the Basket Indices, and therefore effectively decreased the levels at which the Basket Indices must close on the Valuation

Date before you will receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Bear Market PLUS by purchasing and selling the stocks underlying the Basket Indices, futures or options contracts on the stocks underlying the Basket Indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing any such securities or instruments on the Valuation Date. We cannot give any assurance that our hedging activity have not and will not affect the value of the Basket Indices and, therefore, adversely affect the value of the Bear Market PLUS or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Bear Market PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Bear Market PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of 1.50% per Bear Market PLUS to other dealers, which may include Morgan Stanley DW, Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Bear Market PLUS against payment therefor in New York, New York on October 31, 2006, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Bear Market PLUS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bear Market PLUS more than three Business Days prior to the Original Issue Date will be required, to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Bear Market PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Bear Market PLUS. Specifically, the Agent may sell more Bear Market PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Bear Market PLUS for its own account. The Agent must close out any naked short position by purchasing the Bear Market PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Bear Market PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase,

Bear Market PLUS or its component stocks in the open market to stabilize the price of the Bear Market PLUS. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Bear Market PLUS in the offering, if within 30 days of the offering the Agent repurchases previously distributed Bear Market PLUS in transactions to cover short positions or to stabilize the price of the Bear Market PLUS or otherwise. Any of these activities may raise or maintain the market price of the Bear Market PLUS above independent market levels or prevent or retard a decline in the market price of the Bear Market PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time.

An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Bear Market PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Bear Market PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Bear Market PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Bear Market PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Bear Market PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Bear Market PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Bear Market PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Bear Market PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Bear Market PLUS have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Bear Market PLUS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Bear Market PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Bear Market PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Bear Market PLUS to the public in Hong Kong as the Bear Market PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Bear Market PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Bear Market PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Bear Market PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Bear Market PLUS nor make the Bear Market PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Bear Market PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between S&P and Morgan Stanley

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Bear Market PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Bear Market PLUS are not sponsored, endorsed, sold or promoted by The S&P Stock Market, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Bear Market PLUS. The Corporations make no representation or warranty, express or implied, to the holders of the Bear Market PLUS or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly, or the ability of the S&P 500 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P 500®, S&P 500 Index® and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500 Index® which is determined, composed and calculated by S&P without regard to the Licensee or the Bear Market PLUS. S&P has no obligation to take the needs of the Licensee or the owners of the Bear Market PLUS into consideration in determining, composing or calculating the S&P 500 Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Bear Market PLUS to be issued or in the determination or calculation of the equation by which the Bear Market PLUS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Bear Market PLUS.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE BEAR MARKET PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY

OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “S&P® ,” “S&P 500® ” and “S&P 500 Index® ” are trademarks of The S&P Stock Market, Inc. and have been licensed for use by Morgan Stanley. The Bear Market PLUS have not been passed on by the Corporations as to their legality or suitability. The Bear Market PLUS are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE BEAR MARKET PLUS.

License Agreement between Frank Russell Company and Morgan Stanley

Frank Russell Company and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with securities, including the Bear Market PLUS.

The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index, which is determined, composed and calculated by Russell without regard to Morgan Stanley or the Bear Market PLUS. Russell is not responsible for and has not reviewed the Bear Market PLUS nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Bear Market PLUS.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE BEAR MARKET PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Bear Market PLUS.

License Agreement between MSCI and Morgan Stanley

MSCI and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI EAFE Index, which is owned and published by MSCI, in connection with certain securities, including the Bear Market PLUS. The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Bear Market PLUS are not sponsored, endorsed, sold or promoted by MSCI, any affiliate of MSCI (save the issuer, being an affiliate of MSCI) or any other person involved in, or related to, making or compiling any MSCI Index (collectively, the “MSCI Parties”). The MSCI Indexes are the exclusive property of MSCI. MSCI and the MSCI Index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Morgan Stanley. No MSCI Party makes any representation or warranty, express or implied, to the investors in the Bear Market PLUS or any member of the public regarding the advisability of investing in financial securities generally or in the Bear Market PLUS particularly or the ability of any MSCI Index to track corresponding stock market performance. MSCI or its affiliates are the licensors of certain trademarks, service marks and trade names and of the MSCI Indexes which are determined, composed and calculated by MSCI without regard to the Bear Market PLUS or the issuer or investor in the Bear Market PLUS. No MSCI Party has any obligation to take the needs of the issuers or investors in the Bear Market PLUS into consideration in determining, composing or calculating the MSCI Indexes. No MSCI Party is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Bear Market PLUS to be issued or in the determination or calculation of the equation by which the Bear Market PLUS are redeemable for cash. No MSCI Party has any obligation or liability to the investors in the Bear Market PLUS in connection with the administration, marketing or offering of the Bear Market PLUS.

Although MSCI shall obtain information for inclusion in or for use in the calculation of the MSCI Indexes from sources that MSCI considers reliable, no MSCI Party warrants or guarantees the originality, accuracy and/or the completeness of any MSCI Index or any data included therein. No MSCI Party makes any warranty, express or implied, as to results to be obtained by the issuer of the Bear Market PLUS, investors in the Bear Market PLUS, or any other person or entity, from the use of any MSCI Index or any data included therein. No MSCI Party shall have any liability for any errors, omissions or interruptions of or in connection with any MSCI Index or any data included therein. Further, no MSCI Party makes any express or implied warranties of any kind, and each MSCI Party hereby expressly disclaims all warranties of merchantability and fitness for a particular purpose, with respect to any MSCI Index and any data included therein. Without limiting any of the foregoing, in no event shall any MSCI Party have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this pricing supplement or the accompanying prospectus supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the Bear Market PLUS.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“MSCI EAFE IndexSM ” is a trademark of MSCI and has been licensed for use by Morgan Stanley. The Bear Market PLUS are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Bear Market PLUS.

ERISA Matters for Pension Plans and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Bear Market PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Bear Market PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Bear Market PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Bear Market PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides a limited exemption for the purchase and sale of Bear Market PLUS and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Because we may be considered a party in interest with respect to many Plans, the Bear Market PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Bear Market PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Bear Market PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Bear Market PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Bear Market PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Bear Market PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Bear Market PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Bear Market PLUS. This discussion only applies to initial investors in the Bear Market PLUS who:

•	purchase the Bear Market PLUS at their “issue price”; and

•	will hold the Bear Market PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	investors holding the Bear Market PLUS as part of a hedging transaction, “straddle”, conversion transaction, or integrated transaction or who holds the Bear Market PLUS as part of a constructive sale transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; and

•	Non-U.S. Holders for whom income or gain in respect of the Bear Market PLUS is effectively connected with a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances. For example, an investor who holds any securities the return on which is based on or linked to the performance of the S&P 500 Index, Russell 2000 Index, or MSCI EAFE Index or any component thereof should discuss with its tax advisors the U.S. federal income tax consequences of investing in the Bear Market PLUS (including the potential application of the “straddle” rules). As the law applicable to the U.S. federal income taxation of instruments such as the Bear Market PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. As the law applicable to the U.S. federal income taxation of instruments such as the Bear Market PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Bear Market PLUS are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the Bear Market PLUS, we and every investor in the Bear Market PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Bear Market PLUS for all tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes which (i) requires the investor to pay us at inception an amount equal to the purchase price of the Bear Market PLUS and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the underlying basket of indices. The characterization of the Bear Market PLUS described above is not, however, binding on the Internal Revenue Service (the “IRS”) or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Bear Market PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.

Davis Polk & Wardwell, our tax counsel, has not rendered an opinion as to whether the U.S. federal income tax characterization and treatment of the Bear Market PLUS stated above should be respected. Significant aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding the U.S. federal tax consequences of an investment in the Bear Market PLUS (including possible alternative characterizations of the Bear Market PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Bear Market PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Bear Market PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Bear Market PLUS

Assuming the characterization of the Bear Market PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Bear Market PLUS should equal the amount paid by the U.S. Holder to acquire the Bear Market PLUS.

Sale, Exchange or Settlement of the Bear Market PLUS. Upon a sale or exchange of the Bear Market PLUS, or upon settlement of the Bear Market PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Bear Market PLUS sold, exchanged, or settled. Any capital gain or loss recognized upon sale, exchange or settlement of a Bear Market PLUS should be long-term capital gain or loss if the U.S. Holder has held the Bear Market PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Bear Market PLUS

Due to the absence of authorities that directly address the proper characterization of the Bear Market PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Bear Market PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Bear Market PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of their issuance.

Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Bear Market PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Bear Market PLUS, other alternative federal income tax characterizations of the Bear Market PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Bear Market PLUS. It is possible, for example, that a Bear Market PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Bear Market PLUS and the proceeds from a sale or other disposition of the Bear Market PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Bear Market PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Bear Market PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a Bear Market PLUS

In general. Assuming the characterization of the Bear Market PLUS as set forth above is respected, a Non-U.S. Holder of the Bear Market PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Bear Market PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Bear Market PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

•	the certification requirements described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Bear Market PLUS (or a financial institution holding the Bear Market PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Bear Market PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Bear Market PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Bear Market PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “—Tax Treatment upon Sale, Exchange or Settlement of a Bear Market PLUS—Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non- U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.